Exhibit 10.1

AMENDMENT NO. 4

TO THE

UNITED COMMUNITY BANKS, INC.

2000 KEY EMPLOYEE STOCK OPTION PLAN

(As Amended and Restated Effective as of March 15, 2007)

THIS AMENDMENT NO. 4 is made as of the 18th day of March, 2016, by UNITED COMMUNITY BANKS, INC. (the “Company”), to be effective as set forth herein.

WITNESSETH:

WHEREAS, the Company previously established the United Community Banks, Inc. 2000 Key Employee Stock Option Plan, which plan was amended and restated effective as of March 15, 2007 and further amended by Amendment No. 1 dated April 13, 2007 and Amendments No. 2 and 3 dated March 20, 2012 (collectively the “Plan”); and

WHEREAS, the Company now desires to amend the Plan to increase the aggregate number of Shares available for issuance under the Plan and to make certain other changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended, as follows:

1.

Section 1.3 of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“1.3  Duration of the Plan.  The Plan shall be effective as of the date hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 14, until March 18, 2026 (10 years from the date hereof).”

2.

Section 4.1 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“4.1  Number of Shares.

(a)  Subject to adjustment as provided in Section 4.3, the total number of Shares which are available for issuance under the Plan shall be a total of 3,204,160 Shares (which total consists of 2,250,000 Shares for issuance pursuant to new Awards under the Plan and the 954,160 Shares covered by Awards currently outstanding under the Plan).  The total number of Shares reserved for issuance under the Plan may be granted in the form of Options, SARs or Awards that must be settled in cash or other Awards (“Full Value Grants”).  The maximum number of Shares available for grant as ISOs under the Plan shall be exactly the same as the total maximum number of Shares that may be issued pursuant to this Section 4.1.  The Shares to be issued pursuant to the Plan may, in the discretion of the Company, be either authorized but unissued Shares or Shares held as treasury shares, including Shares purchased by the Company, whether on the market or otherwise.

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(b)  The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

(i)  If, for any reason, any Shares awarded or subject to purchase under the Plan are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration or cancellation of an Option, Stock Appreciation Rights, Restricted Stock Units or Performance Shares (“Returned Shares”), such Returned Shares shall not be charged against the aggregate number of Shares available for issuance pursuant to Awards under the Plan and shall again be available for issuance pursuant to an Award under the Plan (with Returned Shares being counted for this purpose on a one-for-one basis).

(ii)  Each Performance Share awarded that may be settled in Shares shall be counted as one Share subject to an Award.  Performance Shares that may not be settled in Shares (or that may be settled in Shares but are not) shall not result in a charge against the aggregate number of Shares available for issuance.  Each Stock Appreciation Right to be settled in Shares shall be counted as one Share subject to an Award, regardless of the number of Shares that are actually issued upon exercise and settlement of the Stock Appreciation Right.  Stock Appreciation Rights that may only be settled in cash and may not be settled in Shares shall not result in a charge against the aggregate number of Shares available for issuance.  In addition, if a Stock Appreciation Right is granted in connection with an Option and the exercise of the Stock Appreciation Right results in the loss of the Option right, the Shares that otherwise would have been issued upon the exercise of such related Option shall not result in a charge against the aggregate number of Shares available for issuance.

(iii)  Each Restricted Stock Unit that may be settled in Shares and Restricted Stock shall each be counted as one Share subject to an award.  Restricted Stock Units that may only be settled in cash and may not be settled in Shares shall not result in a charge against the aggregate number of Shares available for issuance under the Plan.

(iv)  In applying the provisions of this Section 4.1, Shares that are used to exercise an Award (including through a Net Exercise or attestation) or Shares withheld or surrendered for payment of tax withholding obligations shall be counted as issued and reduce the number of Shares available for issuance under the Plan.”

3.

Section 4.2 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“4.2  Individual Limits.  Except to the extent the Committee determines that an Award to a Named Executive Officer is not intended to comply with Section 162(m) of the Code, for purposes of Awards to an individual who is a Named Executive Officer, the following rules shall apply to Awards under the Plan:

(a)  Options and SARs.  The maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted pursuant to Awards in any one calendar year to any one Participant shall be 100,000 Shares.

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(b)  Restricted Stock, Restricted Stock Units and Performance Shares.  The maximum aggregate number of Shares of Restricted Stock, number of Restricted Stock Units and Performance Shares that may be granted pursuant to Awards in any one calendar year to any one Participant shall be 100,000 Shares.

In addition to the limits set forth above, the maximum aggregate number of Shares that may be granted pursuant to Full Value Grants in any one calendar year to any one non-employee Director shall be 7,500 Shares.”

4.

Section 4.3(b) of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“(b) The limitations on the aggregate number of Shares that may be awarded to any one single Participant or Director in a specific period as set forth in Section 4.2 of the Plan.”

5.

Section 3.2 of the Plan is hereby amended by deleting the second sentence of Section 3.2 and substituting in lieu thereof the following:

“Notwithstanding any other provisions of this Plan, except for adjustments pursuant to Section 4.3 or to the extent approved by the Company’s shareholders and consistent with the rules of any stock exchange on which the Company’s securities are traded, this Plan does not permit (a) any decrease in the Option Price or Initial Value of any outstanding Options or SARs, (b) the issuance of any replacement Options or SARs which shall be deemed to occur if a Participant agrees to forfeit an existing Option or SAR in exchange for a new Option or SAR with a lower Option Price or Initial Value, (c) the Company to repurchase underwater or out-of-the-money Options or SARs which shall be deemed to be those Options or SARs with Option Prices or Initial Values in excess of the then current Fair Market Value of the shares of Common Stock underlying the Options or SARs, (d) the issuance of any replacement or substitute Options or SARs or the payment of cash or other Awards in exchange for, or in substitution of, underwater or out-of-the-money Options or SARs, (e) the Company to repurchase any Options or SARs if the Options or SARs have not become exercisable, vested or payable prior to the repurchase or (f) any other action that is treated as a repricing under generally accepted accounting principles or applicable NASDAQ listing rules.”

6.

Section 8.2 of the Plan is hereby amended by adding the following to the end of the fifth sentence of Section 8.2 of the Plan:

; notwithstanding the foregoing, however, up to five percent (5%) of the available Shares authorized for issuance under the Plan pursuant to Section 4.1 may provide for grants of Restricted Stock and Restricted Stock Units, wholly or partially, with a Restriction Period of less than three years (including graded vesting) and performance-based Restricted Stock and Restricted Stock Units, wholly or partially, with a restriction period of less than one year.”

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7.

The amendments to the Plan set forth in sections 1, 2, 3, 4 and 6 of this Amendment are subject to approval of such amendments by the shareholders of the Company at a meeting duly called for such purpose within 12 months after the date set forth above.  The increase in the number of Shares available for issuance may not be issued pursuant to Awards unless and until such amendments are approved by the shareholders within such time period.  The other provisions of this Amendment shall become fully effective upon their adoption by the Board of Directors of the Company.  Except as hereby modified, the Plan shall remain in full force and effect.

[Signature on Following Page]

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IN WITNESS WHEREOF, the Company has executed this Amendment No. 4 as of June 23, 2016.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Rex S. Schuette

Name:	Rex S. Schuette

Title:	Executive Vice President &
Chief Financial Officer